Exhibit 99.1

The TJX Companies, Inc. Reports Q1 FY18 Results

  Net sales increased 3% to $7.8 billion, over last year’s 10% increase
  Consolidated comp store sales increased 1% over last year’s 7% increase
  Diluted EPS of $.82 compared with $.76 in the prior year
  Diluted EPS $.04 above high-end of Company’s plan primarily due to a benefit from an accounting change in share-based compensation as well as a benefit from foreign currency, which were both higher than expected
  Company maintains full year Fiscal 2018 outlook
  Returned $519 million to shareholders in the first quarter through share repurchases and dividends

FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 16, 2017--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the first quarter ended April 29, 2017. Net sales for the first quarter of Fiscal 2018 increased 3% to $7.8 billion and consolidated comparable store sales increased 1% over last year’s 7% increase. Net income for the first quarter was $536 million and diluted earnings per share were $.82 versus the prior year’s $.76.

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “For the first quarter, consolidated comparable store sales were up 1% over last year’s strong 7% increase and at the high end of our plan. Earnings per share were $.82 and above our plan. Comp store sales growth was once again driven by customer traffic. We achieved these results despite the unfavorable weather in parts of the U.S. and Canada compared to last year. We were pleased to see sales trends pick up as the quarter progressed. With our disciplined inventory management, our merchandise margin was up, which speaks to the resiliency and flexibility of our off-price retail model. Further, we are confident that we are gaining market share at each of our four major divisions. The second quarter is off to a solid start and we have excellent liquidity in our inventories. This positions us extremely well to capitalize on the plentiful buying opportunities we see for exciting fashions and brands in the marketplace and bring them to consumers at amazing values. As always, we will strive to surpass our goals and we have great confidence in the continued, successful growth of TJX!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the first quarter, were as follows:

	First Quarter		First Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2018	FY2017	FY2018	FY2017

Marmaxx[5,6]	0%	+6%	$4,967	$4,865
HomeGoods	+3%	+9%	$1,121	$1,010
TJX Canada	+3%	+14%	$739	$686
TJX International (Europe & Australia)	0%	+4%	$957	$981

TJX	+1%	+7%	$7,784	$7,542

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude Sierra Trading Post, tjmaxx.com and tkmaxx.com. 3Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra Trading Post.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a two percentage point negative impact on consolidated net sales growth in the first quarter of Fiscal 2018 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 positive impact on first quarter Fiscal 2018 earnings per share, compared with a $.05 negative impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investors section of tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which we refer to as “transactional foreign exchange.”

Margins

For the first quarter of Fiscal 2018, the Company’s consolidated pretax profit margin was 10.7%, a 0.2 percentage point decrease compared with the prior year.

Gross profit margin for the first quarter of Fiscal 2018 was 29.0%, up 0.2 percentage points versus the prior year. This was primarily due to gains related to the Company’s inventory hedges and a strong merchandise margin, partially offset by higher supply chain costs and expense deleverage on the 1% consolidated comparable store sales increase.

Selling, general and administrative costs as a percent of sales were 18.1%, up 0.4 percentage points versus the prior year’s ratio, primarily due to wage increases, as the Company had anticipated.

Inventory

Total inventories as of April 29, 2017, were $3.7 billion, compared with $3.9 billion at the end of the first quarter last year. Consolidated inventories on a per-store basis as of April 29, 2017, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were down 9% on a reported basis (down 7% on a constant currency basis) versus a 7% increase on both a reported and constant currency basis last year. The Company is in an excellent inventory position entering the second quarter and has plenty of liquidity to take advantage of the terrific buying opportunities it sees in the marketplace for quality, branded merchandise.

Shareholder Distributions

During the first quarter, the Company repurchased a total of $350 million of TJX stock, retiring 4.5 million shares. The Company continues to expect to repurchase approximately $1.3 to $1.8 billion of TJX stock in Fiscal 2018. The Company may adjust this amount up or down depending on various factors. Additionally, the Company increased its dividend by 20% in the first quarter, marking the 21st consecutive year of dividend increases. The Company remains committed to returning cash to its shareholders while reinvesting in the business to support the near- and long-term growth of TJX.

Second Quarter and Full Year Fiscal 2018 Outlook

For the second quarter of Fiscal 2018, the Company expects diluted earnings per share to be in the range of $.81 to $.83 compared to $.84 last year. This guidance reflects an assumption that the combination of foreign currency and transactional foreign exchange will negatively impact EPS growth by 4% and that wage increases will negatively impact EPS growth by an additional 2%. The Company also expects the change in accounting rules for share-based compensation will positively impact EPS growth by 1%. This EPS outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

For the 53-week fiscal year ending February 3, 2018, the Company now expects diluted earnings per share in the range of $3.82 to $3.89. This represents a 10% to 12% increase over the prior year’s $3.46. The Company’s full-year guidance includes an expected benefit of approximately $.11 per share from the 53rd week in the Company’s Fiscal 2018 calendar. Excluding this benefit, the Company expects adjusted diluted earnings per share to be in the range of $3.71 to $3.78. This would represent a 5% to 7% increase over the prior year’s adjusted $3.53, which excludes the combined $.07 impact of last year’s debt extinguishment charge and pension settlement charge from GAAP EPS of $3.46. This guidance reflects an assumption that wage increases will negatively impact EPS growth by 2% and that the combination of foreign currency and transactional foreign exchange will negatively impact EPS growth by 1%. The Company also anticipates that the change in accounting rules for share-based compensation will positively impact EPS growth by 2%. This EPS outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

The Company’s earnings guidance for the second quarter and full year Fiscal 2018 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the second quarter.

Stores by Concept

During the first quarter ended April 29, 2017, the Company increased its store count by 50 stores to a total of 3,862 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations*		Gross Square Feet**
	First Quarter		First Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,186	1,191	33.5	33.6
Marshalls	1,035	1,039	31.0	30.9
HomeGoods	579	596	14.2	14.5
Sierra Trading Post	12	12	0.3	0.3
In Canada:
Winners	255	258	7.2	7.2
HomeSense	106	109	2.5	2.6
Marshalls	57	61	1.7	1.8
In Europe:
T.K. Maxx	503	515	15.0	15.3
HomeSense	44	46	0.9	0.9
In Australia:
T.K. Maxx	35	35	0.8	0.8

TJX	3,812	3,862	106.9	107.8

*Store counts above include both banners within a combo or a superstore.
**Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of April 29, 2017, the end of the Company’s first quarter, the Company operated a total of 3,862 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,191 T.J. Maxx, 1,039 Marshalls, 596 HomeGoods and 12 Sierra Trading Post stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 258 Winners, 109 HomeSense, and 61 Marshalls stores in Canada; 515 T.K. Maxx and 46 HomeSense stores, as well as tkmaxx.com, in Europe; and 35 T.K. Maxx stores in Australia. TJX’s press releases and financial information are also available at tjx.com.

Fiscal 2018 First Quarter Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call with stock analysts to discuss the Company’s first quarter Fiscal 2018 results, operations and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, May 23, 2017, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of tjx.com after they are no longer available by telephone as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security; information systems and new technology; economic conditions and consumer spending; adverse or unseasonable weather; serious disruptions or catastrophic events; disruptions in the second half of the fiscal year; corporate and retail banner reputation; quality, safety and other issues with merchandise; expanding international operations; merchandise importing; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended
	April 29, 2017	April 30, 2016

Net sales	$7,784,024	$7,542,356

Cost of sales, including buying and occupancy costs	5,530,072	5,372,143
Selling, general and administrative expenses	1,411,603	1,335,050
Interest expense, net	9,841	10,194

Income before provision for income taxes	832,508	824,969
Provision for income taxes	296,229	316,623

Net income	$536,279	$508,346

Diluted earnings per share	$0.82	$0.76

Cash dividends declared per share	$0.3125	$0.26

Weighted average common shares – diluted	654,799	670,388

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	April 29, 2017	April 30, 2016

ASSETS
Current assets:
Cash and cash equivalents	$2,669.5	$1,944.2
Short-term investments	457.1	403.7
Accounts receivable and other current assets	685.8	624.8
Merchandise inventories	3,736.1	3,905.0

Total current assets	7,548.5	6,877.7

Property, net of depreciation	4,601.0	4,229.7

Goodwill	195.6	196.5
Other assets and tradename, net of amortization	418.4	400.8

TOTAL ASSETS	$12,763.5	$11,704.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,174.7	$2,136.7
Accrued expenses and other current liabilities	2,430.7	2,160.0

Total current liabilities	4,605.4	4,296.7

Other long-term liabilities	1,071.5	908.5
Non-current deferred income taxes, net	304.7	349.0
Long-term debt	2,228.4	1,615.5

Shareholders’ equity	4,553.5	4,535.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,763.5	$11,704.7

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	13 Weeks Ended
	April 29, 2017	April 30, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$536.3	$508.3
Depreciation and amortization	172.5	157.0
Deferred income tax provision	8.2	16.1
Share-based compensation	24.1	25.0
(Increase) in accounts receivable and other assets	(38.9)	(9.3)
(Increase) in merchandise inventories	(88.6)	(161.6)
(Decrease) in accounts payable	(57.0)	(96.4)
(Decrease) in accrued expenses and other liabilities	(104.4)	(8.0)
Other	(3.8)	14.1

Net cash provided by operating activities	448.4	445.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(258.5)	(266.2)
Purchases of investments	(233.1)	(165.4)
Sales and maturities of investments	289.9	144.8
Other	-	(2.3)
Net cash (used in) investing activities	(201.7)	(289.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(350.0)	(341.2)
Proceeds from issuance of common stock	52.0	63.9
Cash dividends paid	(168.6)	(140.1)
Other	(17.5)	13.0
Net cash (used in) financing activities	(484.1)	(404.4)

Effect of exchange rate changes on cash	(22.9)	97.0

Net (decrease) in cash and cash equivalents	(260.3)	(151.3)
Cash and cash equivalents at beginning of year	2,929.8	2,095.5

Cash and cash equivalents at end of period	$2,669.5	$1,944.2

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended
	April 29, 2017	April 30, 2016
Net sales:
In the United States:
Marmaxx	$4,967,135	$4,865,375
HomeGoods	1,121,269	1,010,436
TJX Canada	738,771	685,577
TJX International	956,849	980,968
Total net sales	$7,784,024	$7,542,356

Segment profit:
In the United States:
Marmaxx	$687,165	$708,857
HomeGoods	152,092	138,210
TJX Canada	102,880	57,472
TJX International	6,860	14,347
Total segment profit	948,997	918,886

General corporate expense	106,648	83,723
Interest expense, net	9,841	10,194
Income before provision for income taxes	$832,508	$824,969

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1. During the first quarter ended April 29, 2017, TJX repurchased 4.5 million shares of its common stock at a cost of $350 million. In February 2017, the Company announced that the Board of Directors approved an additional $1 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

2. On September 7, 2016 TJX issued $1.0 billion of 2.250% ten year notes. The Company used a portion of the proceeds to redeem its $375 million 6.950% notes prior to their scheduled maturity of April 15, 2019. On October 12, 2016 the Company completed the redemption of the 6.950% notes pursuant to the terms of the indenture and recorded a pre-tax loss on the early extinguishment of debt of $51.8 million in the third quarter ended October 29, 2016.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323